Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

BETWEEN TULARIK INC. AND

WELLS FARGO BANK, N.A.

THIS AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made this 28th day of March, 2004, by and between TULARIK INC., a Delaware corporation (the “Company”), and WELLS FARGO BANK, N.A. (the “Rights Agent”).

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among the Company, Amgen Inc., a Delaware corporation (“Parent”), and Arrow Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Arrow (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub, and Merger Sub will survive as a wholly owned subsidiary of Parent, and the former stockholders of the Company will receive shares of common stock of Parent; and

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 11, 2002, as amended by an amendment thereto dated May 21, 2003, as further amended by an amendment thereto dated November 10, 2003 (as amended, the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended by restating subclause (A) of the second sentence as follows:

(A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (v) an Excluded Stockholder (as such term is hereinafter defined) or (vi) any Person by reason of (1) the approval, execution and delivery of the Agreement and Plan of Merger, dated as of March 28, 2004, by and among Amgen Inc., a Delaware corporation (“Parent”), Arrow Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as the same may be amended from time to time, the “Merger Agreement”) or the execution of any amendment thereto, (2) the approval, execution and delivery by certain stockholders of the Company of voting agreements with Parent and Merger Sub (the “Voting Agreements”) or the execution of any amendment thereto, (3) the consummation of the Merger (as such term is defined in the Merger Agreement), (4) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (5) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (6) the consummation of any other transaction contemplated by the Merger Agreement and

3. Section 1(o) of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Shares by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Shares by Amgen Inc. in connection with the Offering, (iii) the acceptance for payment and purchase of Common Shares pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering, or (iv) (A) the approval, execution and delivery or amendment of the Merger Agreement or the Voting Agreements, (B) the consummation of the Merger (as such term is defined in the Merger Agreement), (C) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (D) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (E) the consummation of any other transaction contemplated by the Merger Agreement.

4. Section 3(a) of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Shares by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Shares by Amgen Inc. in connection with the Offering, (iii) the acceptance for payment and purchase of Common Shares pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering, (iv) (A) the approval, execution and delivery or amendment of the Merger Agreement or the Voting Agreements, (B) the consummation of the Merger (as such term is defined in the Merger Agreement), (C) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (D) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (E) the consummation of any other transaction contemplated by the Merger Agreement.

5. Section 7(a)(i) of the Rights Agreement is hereby amended to delete the phrase “(the “Final Expiration Date”)” so that it shall read as follows:

(i) the Close of Business on January 15, 2013,

6. Section 7(a) is further amended by deleting the word “or” at the end of Section 7(a)(ii) and by adding the following clause at the end of Section 7(a):

, or (iv) the moment in time immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), (the earliest to occur of the events described in clauses (i) and (iv) of this section shall be referred to as the “Final Expiration Date”).

7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a) shall be deemed to have occurred by reason of (i) the approval, execution and delivery or amendment of the Merger Agreement or the Voting Agreements, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (v) the consummation of any other transaction contemplated by the Merger Agreement.

8. Sections 13(a) of the Rights Agreement shall be amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (x) through (z) of the first sentence of Section 13(a) shall be deemed to have occurred as a result of (i) the approval, execution and delivery or amendment of the Merger Agreement or the Voting Agreements, (ii) the consummation of the Merger (as such term is defined in the Merger Agreement), (iii) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (v) the consummation of any other transaction contemplated by the Merger Agreement.

The remaining portion of Section 13(a) shall be unchanged and remain in full force and effect.

9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read as follows:

The Company shall not consummate any such consolidation, merger (other than any such transaction contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement)), sale or transfer unless the Principal Party shall have a sufficient number of authorized Common Shares that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13, and unless prior thereto the Company and each Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have (i) executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and (ii) prepared, filed and had declared and remain effective a registration statement under the Act on the appropriate form with respect to the Rights and the securities exercisable under exercise of the Rights and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in this paragraph (a) of this Section 13, the Principal Party at its own expense will:

The remaining portion of Section 13(c) shall be unchanged and remain in full force and effect.

10. Section 13(d)(i) of the Rights Agreement is hereby amended to read as follows:

(i) consolidate with (other than by any transaction contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement)),

11. Section 13(d)(ii) of the Rights Agreement is hereby amended to read as follows:

(ii) merge with or into (other than by any transaction contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement),

12. Section 30 of the Rights Agreement is hereby amended by deleting in its entirety the final sentence thereto and replacing it with the following new sentence:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution or delivery of the Stock Purchase Agreement or the ZKB Acquisition or the approval of the purchase of Common Stock by Amgen Inc. in connection with the Offering, (ii) the announcement of the Stock Purchase Agreement, the ZKB Acquisition or the purchase of Common Stock by Amgen Inc. in connection with the Offering, (iii) the acceptance for payment and purchase of shares of Common Shares of the Company pursuant to the Stock Purchase Agreement or the ZKB Acquisition or by Amgen Inc. in connection with the Offering or (iv) (A) the approval, execution and delivery or amendment of the Merger Agreement or the Voting Agreements, (B) the consummation of the Merger (as such term is defined in the Merger Agreement), (C) the acceptance for payment and purchase or exchange of Common Shares pursuant to the Merger Agreement, (D) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement), or (E) the consummation of any other transaction contemplated by the Merger Agreement.

13. A new Section 35 shall be added and shall read as follows:

SECTION 35. TERMINATION. Immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.

14. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

15. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

16. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Parent, the Merger Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Parent, the Merger Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

17. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, and construed in accordance with, the laws of such State applicable to contracts to be made and performed entirely within such State.

19. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

20. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

TULARIK INC.

By:	/s/ David V. Goeddel

Name: David V. Goeddel Title: Chief Executive Officer

Attest:	/s/ William J. Rieflin

Name: William J. Rieflin Title: Secretary

WELLS FARGO BANK, N.A.

By:	/s/ Jennifer L. Leno

Name: Jennifer L. Leno Title: Assistant Vice President

Attest:	/s/ Suzanne M. Swits

Name: Suzanne M. Swits Title: Assistant Secretary